EXHIBIT 5.1

June 6, 2019
Stage Stores, Inc.
2425 West Loop South
Houston, TX 77027
Re: Stage Stores, Inc. 2017 Long-Term Incentive Plan (the “Plan”)

Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 to be filed by Stage Stores, Inc., a Nevada Corporation (the “Company”), on June 6, 2019, with the Securities and Exchange Commission in connection with of an additional 1,950,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to the terms of the Plan.

We have also examined the Company’s Amended and Restated Articles of Incorporation, Amended and Restated Bylaws, the Plan, resolutions of the Board of Directors of the Company and such other Company records, instruments, certificates and documents as we considered necessary or appropriate to enable us to express this opinion.

Based upon the foregoing, we are of the opinion that the Common Stock has been duly authorized for issuance and, when issued and delivered in accordance with the Plan, will constitute validly issued, fully paid and nonassessable shares of the Company.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

McAfee & Taft A Professional Corporation